Shareholder meeting
On December 1, 2004, a Special Meeting of Shareholders of the Fund was held to elect nine Trustees, effective January 1, 2005.

Proxies covering 29,406,096 shares of beneficial interest were voted at the meeting.

The shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follows:

                                                          WITHHELD
                                      FOR                 AUTHORITY
James F. Carlin                      28,745,651           660,445
Richard P. Chapman Jr.               28,703,940           702,156
William H. Cunningham                28,719,935           686,161
Ronald R. Dion                       28,744,838           661,258
Charles L. Ladner                    28,700,639           705,457
Dr. John A. Moore                    28,702,523           703,573
Patti McGill Peterson                28,735,018           671,078
Steven R. Pruchansky                 28,735,163           670,933
James A. Sheperdson                  28,718,619           687,477